UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”), scheduled to be held on July 30, 2026.

On July 9, 2026, Octagon issued the following press release and open letter to shareholders of the Fund:

Octagon Urges XFLT Shareholders to Choose a Better Path Forward and Vote AGAINST the Board’s Proposed Sub-Adviser Change

Files Definitive Proxy Statement and BLUE Proxy Card in Connection with XFLT’s July 30 Special Meeting

Releases Letter to XFLT Shareholders Outlining Plan to Lower Fees, Protect Distributions and Narrow the Fund’s Discount to NAV Under Octagon Stewardship

Urges Shareholders to Vote AGAINST Replacing Octagon with an Unproven Manager at No Savings to Shareholders

New York, NY – July 9, 2026 – Octagon Credit Investors, LLC (“Octagon”), a leading credit-focused asset manager, today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and has issued an open letter to shareholders of XAI Floating Rate & Alternative Income Trust (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”) in connection with the Fund’s upcoming special meeting of shareholders which is scheduled to be held on July 30, 2026 (the “Special Meeting”).

At the Special Meeting, XFLT’s Board of Trustees (the “Board”) is seeking shareholder approval of a new investment sub-advisory agreement (the “New Sub-Adviser Proposal”) pursuant to which Rockford Tower Asset Management, L.L.C. (“Rockford Tower”), a newly formed wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”), would replace Octagon as the Fund’s investment sub-adviser.

In its letter to XFLT shareholders, Octagon outlines its belief that the installation of Rockford Tower is a grave error that risks the Fund’s performance and favors XAI at shareholders’ expense. Octagon refutes the Board’s tenuous explanation that the change in sub-adviser was a result of performance concerns, when, in fact, during Octagon’s tenure as XFLT’s sub-adviser (since the Fund’s 2017 inception), the Fund outperformed its closest peers on both a total shareholder return and NAV basis, earned a five-star Morningstar rating in 2025, and was named a finalist for Creditflux’s Best Public Closed-End CLO Fund in 2026. Under Octagon’s stewardship, the Fund grew to nearly $580 million in managed assets, an eight-fold increase since inception.

Rockford Tower has agreed to perform the sub-adviser role for a lower fee, which Octagon contends will allow XAI to keep more of the overall management fee while shareholders pay the same total cost.

As an alternative, Octagon has offered to assume the role of adviser and reduce the Fund’s overall management fee from 1.7% to 1.3%, simplify the management structure under a single adviser, and focus on closing the trading discount to NAV, including through potential open market share repurchases and/or a tender offer at or near NAV.

Octagon urges shareholders to vote AGAINST the New Sub-Adviser Proposal and vote the BLUE proxy card to demand a Better Path Forward under Octagon’s stewardship.

The full text of Octagon’s letter is below:

July 9, 2026

Dear Fellow XFLT Shareholders,

You have a critical decision to make—one that may impact the value of your shares.

At an upcoming special meeting of shareholders scheduled to be held on July 30, 2026 (the “Special Meeting”), the Board of Trustees (the “Board”) of XAI Floating Rate & Alternative Income Trust (the “Fund” or “XFLT”) is seeking your approval to change the management of the Fund.

Since XFLT’s inception in 2017, Octagon Credit Investors, LLC (“Octagon,” “we” or “our”) has served as XFLT’s investment adviser (also known as the “sub-adviser”) managing the day-to-day investment decisions for your fund and reporting to the Fund’s primary adviser, XA Investments LLC (“XAI”) (referred to as the “adviser”). Octagon Credit Investors is one of the longest-tenured CLO managers in the United States, with over 30 years of experience and more than $30 billion in assets under management.

Now, the Board and XAI are seeking to replace Octagon as the Fund’s sub-adviser, with Rockford Tower Asset Management, L.L.C. (“Rockford Tower”), a newly formed entity that has never managed a closed-end fund and whose parent company is reportedly facing “lackluster performance, fleeing clients and an exodus of long-tenured staff.”i

In our view, this would be a grave mistake and harmful to shareholders, risking the Fund’s performance seemingly to benefit XAI, which stands to earn even more fees from the Fund. Contrary to the Board’s recommendation, we believe shareholders would be best served by not appointing a new and inexperienced sub-adviser in Rockford Tower.

Accordingly, we encourage you to vote AGAINST the proposed appointment of a new sub-adviser (the “New Sub-Adviser Proposal”).

Octagon Has Been an Excellent Steward as Investment Adviser to XFLT

Under Octagon’s investment stewardship, XFLT has outperformed its closest peersii on both a total shareholder return and net asset value (“NAV”) return basis.iii The Fund’s performance earned XFLT a Five-Star Morningstar Rating in 2025, and the Fund was recognized as a finalist for Creditflux’s Best Public Closed-End CLO Fund in 2026.

So, why the proposed change?

For one thing, Rockford Tower has agreed to perform the critical sub-adviser role for a lower fee than we have charged XAI historically, allowing XAI to keep more of the overall management fees for itself. If the New Sub-Adviser Proposal is approved, an unproven manager would be installed but shareholders would be charged the same management fee. XAI, however, would stand to make even more money.

XAI and its hand-selected Board members have not been upfront about this motivation. Instead, they have manufactured a narrative about Octagon’s performance as investment adviser, but their claims do not withstand basic scrutiny.

The Fund has, in fact, outperformed its peers over almost every period and on almost every relevant metric, due to Octagon’s investment prowess. Ask yourself: if that were not the case, why has the Fund grown to nearly $580 million—an eight-fold increase in total managed assets—since inception? Why has the Fund received accolades from industry experts?

There Is a Better Path Forward

Octagon has regularly recommended initiatives intended to improve the Fund’s performance and enhance shareholder value. Recently, Octagon even offered to assume the role of adviser to XFLT and reduce the Fund’s overall management fee from 1.7% to 1.3%. That would immediately improve the Fund’s cash flow and ability to support the distributions to shareholders.

Unfortunately, XAI and the Board repeatedly disregarded Octagon’s recommendations and rejected Octagon’s proposal to reduce the Fund’s management fee. Ask yourself: whose interests were they representing when they turned down a fee cut that would have benefited shareholders?

The best way forward is for shareholders to reject the New Sub-Adviser Proposal. If that Proposal fails, Octagon is prepared to step in and serve as the adviser to XFLT.

We have developed a plan to support stability and continuity with respect to the Fund’s distributions, strategy, portfolio and infrastructure:

1.	Meaningfully reduce the management fees charged by the Fund;

2.	Simplify the management structure by operating the Fund with just one adviser; and

3.	Focus efforts on reducing the trading price discount to NAV, including by exploring open market share repurchases and/or a tender offer at or near NAV.

With these actions and Octagon serving as the Fund’s adviser, we are confident that XFLT can narrow the discount to NAV while continuing to deliver sustainable distributions—all to the benefit of the Fund’s shareholders.

But first, shareholders must reject the New Sub-Adviser Proposal.

Shareholders Should Vote AGAINST the New Sub-Adviser Proposal

It is time to make your voice heard. And in our view, you have an easy choice to make: reject the Board’s proposal and send a clear message that shareholders want lower fees, consistent distributions and efforts to narrow the gap to NAV; or, accept the risk of a new, unproven investment adviser without any reduction in overall fees or efforts to sustain distributions or reduce the value gap. In our view, there is no reason to support a proposal that is designed to increase XAI’s fees, when the Board has an option to decrease management fees paid by shareholders and retain the Fund’s existing sub-adviser that has delivered strong relative performance relative to XFLT’s peer set.

We therefore urge our fellow shareholders to join us in voting AGAINST the New Sub-Adviser Proposal on the BLUE Octagon proxy card. No matter how many shares you own, your vote is critical.

If you have already voted for the Proposal, do not despair—you may change your vote by voting a later-dated proxy AGAINST the Proposal at any time. You may vote AGAINST on either the enclosed BLUE proxy or any white proxy. Only your latest dated vote counts.

Shareholders who require assistance in voting their BLUE proxy, or to obtain additional proxy materials are urged to contact Saratoga Proxy Consulting LLC, Octagon’s proxy solicitor, at:

(212) 257-1311 or (888) 368-0379, or by email at info@saratogaproxy.com.

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,4 a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,5 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world’s largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications
Octagon@gagnierfc.com

(646) 342-8087

[1]	Source: Hema Parmar, Katherine Burton, Eliza Ronalds-Hannon and Jack Sidders, “King Street’s Poor Returns, Partner Exits Spur Firmwide Revamp,” Bloomberg, June 26, 2026.
[2]	“Peers” include Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC).
[3]	Source: Bloomberg and fund filings. Data as of May 19, 2026, the last trading day prior to XFLT’s public disclosure of the proposed sub-adviser transition. Peer data refers to median.
[4]	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.
[5]	Generali Investments Holding S.p.A., data as at end of Q4 2025 net of double counting. Generali Investments is part of the Generali Group, which was established in 1831 in Trieste as Assicurazioni Austro-Italiche. Generali Asset Management S.p.A. Società di gestione del risparmio, Generali Real Estate S.p.A. Società di gestione del risparmio, Infranity SAS, Sosteneo S.p.A. Società di gestione del risparmio, Sycomore Asset Management, Aperture Investors LLC (including Aperture Investors UK Ltd), Lumyna Investments Limited, Plenisfer Investments S.p.A. Società di gestione del risparmio, Conning, Inc., Conning Asset Management Limited, Conning Asia Pacific Limited, Conning Investment Products, Inc., Goodwin Capital Advisers, Inc. (collectively, “Conning”) and its subsidiaries (Global Evolution Asset Management A/S - including Global Evolution USA, LLC and Global Evolution Fund Management Singapore Pte. Ltd- Octagon Credit Investors, LLC, Pearlmark Real Estate, LLC and PREP Investment Advisers LLC) are part of Generali Investments, as well as Generali Investments CEE. Please note that the countries refers to the countries where the different funds of the asset management companies that are part of Generali Investments are registered for distribution. Please note that not all funds are registered in all the countries and not all the asset management companies are licensed to operate in such countries. Generali Investments Holding S.p.A. is the holding company holding, directly or indirectly, a majority of the shares in the asset management companies listed above.

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